Exhibit 10.8

Tenable Network Security Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com

Employment Offer Letter

FINAL

October 14, 2014

Dear Steve Vintz,

We are pleased to offer you a position as Chief Financial Officer (CFO) of Tenable Network Security (the “Company”). We believe that you will add substantially to the team and contribute greatly to the ultimate success of the Company by providing the same extraordinary leadership and vision that you have demonstrated throughout your career. The terms of your employment with the Company are set forth as follows (“Agreement”):

1.	Position. You will become CFO, and report to the Company’s CEO. Your employment with the Company will be for no certain duration but will be “at-will” employment. Although the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in a document signed by you and a duly authorized executive of the Company. During your employment by the Company, excluding any periods of vacation and sick leave to which you are entitled, you shall devote your full working time and attention to the performance of your duties and responsibilities as CFO. Notwithstanding the foregoing, subject to obtaining the approval of the Company’s Board of Directors (the “Board”), which approval shall not be unreasonably withheld, and provided such activities do not interfere with your duties to the Company, a you may engage in civic and charitable activities and serve as a member of the boards of directors, or similar governing body, of two other companies. As of the Start Date (defined below), your membership on the board of directors of Kennedy Krieger Institute is approved.

2.	Start Date. The effective date of your full-time employment will be October 15, 2014 (the “Start Date”).

3.	Compensation.

(a)	Base Salary: You will receive an annual base salary of $300,000.00, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures.

(b)	Bonus: You will be eligible for an annual bonus; provided, that for the period beginning on your Start Date and ending December 31, 2014, and further provided that you are still employed by the Company on January 31, 2015, you will be paid a bonus on January 31, 2014 equal to 50% of the base salary paid to you for calendar year 2014. Effective January 1, 2015, the target amount of your annual bonus is 50% of your base salary, less applicable withholding. The bonus payment will be based upon the Company’s achievement of financial objectives and milestones that are mutually agreed upon by you and the Board.

(c)	Stock Options: The Board, within thirty (30) days of receipt of a new valuation for the Company’s stock necessary for option exercise pricing purposes will approve a grant to you of an option (the “Equity Grant”) to purchase three hundred thirty-seven thousand (337,000) shares of the Company’s common stock (the “Option”) equivalent to approximately one and a quarter percent (1.25%) of the fully diluted outstanding capital stock of the Company as of the date hereof (as interpreted to include all outstanding shares of Common Stock and Preferred Stock, as well as the shares purchasable upon exercise of all outstanding options and warrants). The Company will diligently pursue obtaining the valuation as soon as practical. One-quarter (1/4th) of the Option will vest

Tenable Network Security Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com based on your continued employment on the first year anniversary of the Start Date, with the remainder of the Option vesting one-quarter (1/4th) based on your continued employment on the first day of each anniversary year for the subsequent three (3) years, provided, however, that should you be terminated by the Company without Cause or should you resign for Good Reason, effective after the first anniversary of the Start Date and other than due to death or disability, and as of the date of your termination the Option has not already become fully vested, you will be credited with an additional vesting percentage equal to 25% multiplied by a fraction, the numerator of which is equal to the number of completed months of employment elapsed since the preceding anniversary of the Start Date on which additional vesting was received and the denominator of which is twelve (12). For avoidance of doubt if the effective date of termination without Cause or for Good Reason occurs on an anniversary date of the Start Date, no additional vesting for a partial year will be provided under the preceding sentence.

Notwithstanding the preceding, if at any time between the date that is ninety (90) days prior to the date that a definitive agreement providing for a Change of Control (as defined below) is entered into and the date that is twelve (12) month after the closing of a Change of Control (“Change of Control Termination Period”), you are either terminated without Cause (as defined below) or you resign for Good Reason (as defined below) and other than due to death or disability, then the Option will accelerate and you will be 100% vested in the Option.

The Equity Grant shall be made in the form of Notice of Stock Option Grant and Stock Option Agreement and Exhibits thereto, attached as Exhibit A to this Employment Offer Letter.

4.	Benefits. The Company will provide you with health, dental and other benefits generally provided to other executive officers. You shall also be entitled to paid leave in accordance with the Company’s leave policy applicable to executive officers. The Company will reimburse you, in accordance with its expense policy, for all properly documented expenses.

5.	Termination. Upon a termination of employment for any reason, (A) you shall be paid, within fifteen (15) days after your termination of employment, any accrued and unpaid compensation, and (B) you shall be paid within thirty (30) days of submitting appropriate documentation, all reimbursable expenses incurred prior to your termination of employment. Should you be terminated by the Company without Cause or should you resign for Good Reason, other than during a Change of Control Termination Period or due to death or disability, you will be entitled to receive severance consisting of (A) a lump sum payment equal to twelve (12) months of your base salary, payable, subject to Section 12(b), no later than sixty (60) days after the date of your termination of employment, plus (B) should you elect health care continuation coverage under COBRA (“COBRA”), twelve (12) months reimbursement of the amount by which your COBRA premium exceeds the premium paid by the Company’s active employees for similar coverage, payable monthly. Should you be terminated by the Company without Cause or should you resign for Good Reason, during a Change of Control Termination Period and other than due to death or disability, you will be entitled to receive severance consisting of (A) a lump sum payment equal to the sum of (i) twelve (12) months of your base salary plus (ii) 100% of the target bonus amount for the year in which your termination or resignation occurs reduced by the amount, if any, of the bonus previously paid to you for the year in which your termination or resignation occurs, payable subject to Section 12(b) no later than sixty (60) days after the date of your termination of employment, plus (B) should you elect COBRA coverage, twelve (12) months reimbursement of the amount by which your COBRA premium exceeds the premium paid by the Company’s active employees for similar coverage. The foregoing severance is conditioned upon your compliance with your continuing obligations to the Company under the Intellectual Property, Non-Disclosure, Non-

Tenable Network Security Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com

Solicitation, and Non-Competition Agreement dated as of your Start Date, your resignation from all positions you then hold with the Company, and your execution of the Company’s standard form of release agreement not later than forty-five (45) days following your termination date (in which you release any and all known and unknown claims you may have against the Company with respect to your employment). In the event of your termination by the Company without Cause or your resignation for Good Reason during a Change of Control Termination Period, any severance shall be determined under the third sentence of this Section, and not under the second sentence. You are not required to mitigate amounts payable under this Section by seeking other employment or otherwise, nor must you retum to the Company amounts eamed under subsequent employment.

6.	Background Checks. The Company reserves the right to conduct a background investigation and/or reference check on all of its potential employees. Your offer of employment is contingent upon satisfactory completion of such background investigation and/or reference check, if any, in the sole discretion of the Company. All such background investigations and/or reference checks shall be conducted in accordance with applicable state and federal laws.

7.	Evidence of Employment Eligibility. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

8.	Governing Law and Jurisdiction. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company will be govemed by the laws of the State of Maryland, without giving effect to the principles of conflict of laws. With respect to any litigation based on, arising out of, or in connection with this Agreement, the parties hereby expressly submit to the personal jurisdiction of the state courts located in the State of Maryland and of the United States District Court for the District of Maryland. The parties hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.

9.	Waiver of Jury Trial; Prevailing Party. Each party hereto herby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto certifies that no representative or attomey of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver. The prevailing party in any action seeking to enforce this Agreement shall have all reasonable costs and reasonable attorneys’ fees paid by the party found to have breached.

10.	Certain Definitions.

(a)	“Cause” is defined to mean (A) you have been convicted of, or have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (B) you have engaged in willful misconduct which is injurious to the Company or you have willfully and materially failed or refused to perform the material duties lawfully and reasonably assigned to you by the Board (other than as a result of illness or injury) or you have breached any material term or condition of this Agreement or the Intellectual Property, Non-Disclosure, Non-Solicitation, and Non-Competition Agreement which you will be expected to sign, in any case after written notice by the Company of such misconduct, nonperformance, or breach of terms or conditions and a fifteen (15) day opportunity to cure any action, inaction or breach which is capable of

Tenable Network Security Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com being cured, or (C) you have committed any act of fraud, theft, embezzlement, misappropriation of funds, or other willful act of material dishonesty against the Company.

(b)	“Good Reason” is defined as your resignation as a result of (A) an involuntary reduction in your base salary or bonus opportunity, other than in a broad based reduction similarly affecting all other members of Company’s executive management, (B) a failure of a successor of the Company to assume the obligations under this Agreement in all material respects, (C) the relocation of your principal place of employment more than fifty(50) miles from its current location, without your consent, (D) the Company’s failure to comply with its material obligations under this Agreement or under any other written agreement with you, (E) a substantial diminution of your duties, authority or responsibilities, (F) your ceasing to report to the CEO; or (G) an adverse change in your title as CFO; provided that an event or events described in clauses (E), (F) or G, occurring on or within ninety (90) days after a Change of Control shall not be treated as Good Reason for purposes of the third sentence of Section 5 until the date which is ninety (90) days after the effective date of such Change of Control. Notwithstanding the foregoing, you must provide written notice to the Company within thirty (30) days of your learning of the occurrence of an event which constitutes Good Reason, or will constitute Good Reason for purposes of the third sentence of Section 5 upon the expiration of the ninety (90) day period following a Change of Control, and the Company has thirty (30) days following receipt of such written notice from you to cure any or all of the foregoing. In order for a resignation to qualify as a resignation for Good Reason, you must resign within sixty (60) days after the end of such thirty (30) day cure period, or in the case of an event which for purposes of the third sentence of Section 5 will constitute Good Reason upon expiration of the ninety (90) day period following a Change of Control, the later of sixty (60) days after the end of such thirty (30) day cure period or the expiration of such ninety (90) day period. For avoidance of doubt, your continued employment following a Change of Control as the CFO of a subsidiary or divisions shall constitute a Good Reason event under clause E, above. Also, for avoidance of doubt, any event described in clauses (A) – (G) that occurs during a Change of Control Termination Period shall constitute Good Reason for purposes of accelerated vesting of the Option under section 3(c) and for purposes of accelerated vesting under the comparable provision of the Notice of Stock Grant if you resign within sixty (60) days after the end of the thirty (30) day cure period with respect to such event, without regard to whether such event is an event described in clauses (E), (F) or G that occurs on or within ninety (90) days after a Change of Control. For purposes of this Section, an isolated, immaterial and inadvertent action that is not taken in bad faith by the Company and that is remedied by the Company promptly after receipt of written notice thereof given by you will not be considered grounds for termination for Good Reason.

(c)	“Change of Control” will mean: (A) one or more individuals, persons, general partnerships, limited partnerships, limited liability partnerships, limited liability companies, corporations, joint ventures, trusts, business trusts, cooperatives, associations, foreign trusts, foreign business organizations or other entities, acting individually or as a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) (other than (x) the Company, (y) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (z) a shareholder of the Company as of the date of this Agreement, an immediate family member of such shareholder or a trust or other entity owned solely by or for the benefit of any such persons) (a “Person”) acquires (other than solely by reason of a repurchase of voting securities by the Company) more than 50% of the combined voting power of the Company’s then total outstanding voting securities; (B) there is consummated a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving

Tenable Network Security Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com entity or any direct or indirect parent thereof outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (meaning that such Person is entitled to the benefits of ownership although such Person does have possession of or title to such securities) (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; (C) the consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company; or (D) the stockholders of the Company approve a plan of complete liquidation or dissolution; provided, however, that in no event shall an initial public offering of the capital stock of the Company constitute a Change of Control for purposes of this Agreement.

11.	Section 280G. If a “change of control” under Treasury Regulation 1.280G occurs, and if at such time, the Company is not an entity whose stock is readily tradable on an established securities market (or otherwise), the Company shall use commercially reasonable efforts to take such actions as may be necessary to avoid the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or a loss of deductibility under Section 280G of the Code, including, if so requested by and provided you agree to waive your rights to receive any “parachute payment” as required by applicable regulations under Section 280G(b)(5) of the Code, seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(5)(A)(ii). If on the date that a “change of control” under Treasury Regulation 1.280G occurs, either Section 280G(b)(5)(A) is not applicable or after using commercially reasonable efforts, the Company is unable to avoid the imposition of the excise tax imposed by Section 4999 of the Code as to any payment or benefits provided to you whether made or provided pursuant to this Agreement or otherwise (such payments or benefits which are subject to such excise tax being referred to as the “Parachute Payments”), then, except to the extent you have previously waived your rights with respect to such Parachute Payments, you will be entitled to receive either (A) the full amount of the Parachute Payments, or (B) the maximum amount that may be provided to you without resulting in any portion of such Parachute Payments being subject to the excise tax imposed by Section 4999 of the Code, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greatest portion of the Parachute Payments. The Parachute Payments shall be reduced in a manner that maximizes your economic position. Any reduction of Parachute Payments pursuant to the preceding sentence shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

12.	Section 409A.

(a)	General. The intent of the parties is that the payments and benefits under this Agreement (including, without limitation, the “Equity Grant”) comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)	Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable to you by the Company that is non-qualified deferred compensation (“409A Deferred Compensation”) and is designated under this Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). If the period that the payment or commencement of payment of any 409A Deferred Compensation that is subject to your execution of a release could

Tenable Network Security Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com be made or could begin spans more than one calendar year, such payment shall be not made or such payments shall not commence until the second calendar year. Any payments that would have been made to you during the period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the day following your Separation from Service and the remaining payments shall be made as provided in this Agreement.

(c)	Specified Employee. Notwithstanding anything in this Agreement to the contrary, if you are reasonably determined by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of compensation or benefits to which you are entitled is required in order to avoid the imposition of “additional tax” under Section 409A such portion of compensation or benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate), and any remaining payments due to you shall be paid as otherwise provided.

(d)	Expense Reimbursements. To the extent that any reimbursements to you by the Company are subject to Section 409A, such reimbursements shall be paid to you no later than December 31 of the year following the year in which the expense was incurred; provided, that you submit your reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)	Installments. Your right to receive any installment payments of 409A Deferred Compensation shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment to you of an amount treated as nonqualified deferred compensation under Section 409A shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

As a condition of your employment, you will be required to sign the Intellectual Property, Non-Disclosure, Non-Solicitation, and Non-Competition Agreement (a copy of which is attached as Exhibit B), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of the Start Date.

This Agreement and the Intellectual Property, Non-Disclosure, Non-Solicitation, and Non-Competition Agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this Agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

We wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers.

Tenable Network Security Inc. 7021 Columbia Gateway Drive, Suite 500 Columbia, MD 21046 410.872.0555 www.tenable.com

To accept the Company’s offer, please sign and date this letter in the space provided below. This offer of employment will terminate if it is not accepted, signed and returned by 5pm ET on Wednesday, October 15, 2014.

AGREED AND ACCEPTED:	TENABLE NETWORK SECURITY, INC.

/s/ Stephen A. Vintz	By:	/s/ John C. Huffard, Jr.
Stephen A. Vintz		John C. Huffard, Jr.
President and COO

7